Exhibit 99.1 Media Contact: Adam Ghassemi 901-519-8115 adam.ghassemi@sylvamo.com

NEWS RELEASE

Sylvamo Announces CEO, CFO Transition Plan

MEMPHIS, Tenn. – April 16, 2025 – Sylvamo (NYSE: SLVM), the world’s paper company, is announcing Jean-Michel Ribiéras, chairman and chief executive officer, will retire Dec. 31.

John Sims, who currently serves as senior vice president and chief financial officer, has been elected chief operating officer by the company’s board of directors, effective May 1. As COO, Sims will lead commercial and operational functions, while Ribiéras continues to lead corporate functions until his retirement. Sims will then become Sylvamo’s next CEO Jan 1, 2026.

Don Devlin has been elected senior vice president and CFO to succeed Sims, effective May 1. Devlin joins Sylvamo from International Paper, where he held numerous leadership and finance positions, most recently serving as vice president, transformation and strategy deployment.

“I would like to thank Jean-Michel for his leadership in building Sylvamo, the world’s paper company, into what it is today. We are very pleased with the company’s performance during his tenure and wish him a well-earned retirement,” said David Petratis, lead independent director, who has served on the Sylvamo board of directors since 2021. “The company is well positioned to continue to succeed under John’s leadership as he has been key to Sylvamo’s performance. We also have no doubt Don will leverage his impressive experience to help guide Sylvamo into the future.”

“It has been an honor to lead Sylvamo,” Ribiéras said. “I thank our board, senior management team and talented teams around the world for their dedication and outstanding contributions in pursuit of our vision to be the employer, supplier and investment of choice. I am so proud of all we have accomplished together and know John will continue to amplify Sylvamo’s success.”

About Jean-Michel Ribiéras

Jean-Michel Ribiéras became Sylvamo’s first chairman and CEO in 2021, at the company’s inception as a spinoff from International Paper. His more than 35-year career in paper and packaging spans three continents, multiple businesses and a variety of leadership roles.

Ribiéras also serves on the boards of LP Building Solutions, the American Forest & Paper Association and the U.S.-Brazil CEO Forum. He previously served on the board of the Brazil Pulp & Paper Association. He holds a bachelor’s degree in management from École Supérieure des Dirigeants d’Enterprise (France) and a master’s degree in marketing from the University of Hartford.

About John Sims

John Sims became Sylvamo’s first senior vice president and CFO in 2021, at the company’s inception as a spinoff from International Paper. He joined International Paper in 1994 after serving as an officer in the U.S. Navy. During his 27-year career with International Paper, he gained extensive experience in the printing papers and packaging businesses in North America and Europe. He held numerous leadership roles, including vice president and general manager, North American Papers, senior vice president and president, Europe, Middle East, Africa and Russia and senior vice president, Corporate Development.

Sims served on the Confederation of European Paper Industries Board from 2016 to 2019. He has a bachelor’s degree in mechanical engineering from the United States Naval Academy and a Master of Business Administration from the University of Michigan.

About Don Devlin

Don Devlin has extensive international leadership experience with a track record of building teams, developing strategic plans and delivering results in diverse and challenging environments.

Devlin comes to Sylvamo from International Paper, where he joined in 1998. He held numerous leadership positions, including vice president, finance and strategy, North American Industrial Packaging, president, International Paper India, finance director, European Papers and, most recently, vice president, transformation and strategy deployment. He has a bachelor’s degree in business administration from Siena College.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2024 were $3.8 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any or all forward-looking statements may turn out to be incorrect, and actual future actions and events could differ materially from what the forward-looking statements express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended Dec. 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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